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                                                                  Exhibit 4.7(a)

     February 20, 1997

     VIA TELECOPIER AND AIRBORNE
     Universal Hospital Services, Inc.
     1250 Northland Plaza
     Bloomington, Minnesota 55431
     Attention: David E. Dovenberg

     Re: Amendment No.2

     Ladies and Gentlemen:

            Reference is made to that certain Note Purchase and Private Shelf Agreement dated as of July 24, 1996 (as amended from time to time, the "Note Agreement") between Universal Hospital Services, Inc., a Minnesota corporation (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased (i) the Company's 8.10% Series A Senior Note in the original principal amount of $10,000,000, due July 1, 2007, and (ii) the Company's 8.29% Series B Senior Note in the original principal amount of $4,000,000, due June 1, 2009. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

            Pursuant to the request of the Company and in accordance with the provisions of paragraph 1lC of the Note Agreement, the parties hereto agree as follows:

            SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:

            1.1 Clause (ii) of paragraph 6A of the Note Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

            "(ii) (a) as of the end of any fiscal quarter ended on or before March 31, 1997, Consolidated Net Income Available for Fixed Charges for the immediately preceding twelve month period to be less than
            1.50 times Fixed Charges for any such twelve month period, (b) as of the end of any fiscal quarter ended after April 1, 1997 through and including March 31, 1998, Consolidated Net Income Available for Fixed Charges for the immediately preceding twelve month period to be less than 2.00 times Fixed Charges for any such period, and (c) as of the end of any fiscal quarter ending after April 1, 1998, Consolidated Net Income Available for Fixed Charges for the immediately preceding twelve month period to be less than 2.50 times Fixed Charges for any such twelve month period."

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     Universal Hospital Services, Inc.
     February 20, 1997
     Page 2

            SECTION 2. Conditions Precedent. This letter shall become effective as of the date first above written upon the return by the Company to Prudential (attention: Wiley S. Adams) of a counterpart hereof duly executed by the Company and Prudential.

            SECTION 3. Reference to and Effect on Note Agreement. Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

            SECTION 4. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

            SECTION 5. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                                         Very truly yours,

                                         THE PRUDENTIAL INSURANCE
                                           COMPANY OF AMERICA

                                         By: /s/ P. Scott von Fischer
                                            ----------------------------
                                            Senior Vice President


  Agreed and accepted:

  UNIVERSAL HOSPITAL SERVICES, INC.

  By:  /s/ David E. Dovenberg
       -----------------------------
       David E. Dovenberg
       Vice President of Finance and
       Chief Financial Officer